SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2001

Osage Systems Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State of other jurisdiction of incorporation)	0-22808 (Commission File Number)	95-4374983 (I.R.S. Employer Identification No.)
1661 East Camelback Road, Suite 245, Phoenix, Arizona (Address of principal executive offices)	85016 (Zip Code)

Registrant's telephone number, including area code: (602) 274-1299

Item 2. Acquisition or Disposition of Assets

        On February 9, 2001, Osage Systems Group, Inc. and its wholly-owned subsidiaries (collectively, "Osage") entered into an Asset Purchase Agreement with Pomeroy Computer Resources, Inc. ("Pomeroy") and Pomeroy Select Integration Solutions, Inc. ("PSIS") for the sale of substantially all the assets of Osage to Pomeroy and PSIS.

        Osage will sell the following assets to Pomeroy or PSIS: (i) certain inventory related to committed transactions with various customers of Osage, (ii) certain furniture, fixtures and other equipment, (iii) leasehold improvements at locations as to which Pomeroy chooses to assume a lease now held by Osage, (iv) a vendor receivable from Sun Microsystems Corporation relating to market development funds in the amount of $395,222 as of November 30, 2000, (v) intangible assets of Osage, including without limitation, various contract rights and agreements, customer lists and records and related information, supplier agreements, consulting agreement, service marks, and the right to use the corporate and trade name of or used by Osage, or any derivative thereof, and any Internet domain name, (vi) any telephone numbers used in the business of Osage, (vii) certain computer software, licenses and rights and similar items used in the marketing of the Systems Integration Business of Osage and (viii) certain service and maintenance contracts related to the Systems Integration Business of Osage.

        The purchase price for the Osage assets will be the sum of (i) the net book value of the inventory and other tangible personal property (other than leasehold improvement) purchased by Pomeroy, (ii) the amount of the vendor receivable as of the closing and (iii) $1,000,000.

        The transaction is subject to a number of contingencies, including approvals by Pomeroy’s Board of Directors and principal lender and other customary approvals and consents. Osage intends to seek the approval of the United States Bankruptcy Court to complete the transaction as a sale under Section 363 of the Bankruptcy Code in the case referred to in Item 3.

Item 3. Bankruptcy or Receivership.

        On February 15, 2001, Osage and each of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United Stated Bankruptcy Court for the District of Arizona.

Item 7. Exhibits

        2        Asset Purchase Agreement

        99        Press Release

Signatures

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSAGE SYSTEMS GROUP, INC.
Dated: February 22, 2001	By: /s/ Robert T. Peterson Robert T. Peterson Chief Financial Officer